Exhibit 99.1

DSP Group, Inc. Reports Fourth Quarter and Year End 2009 Results

SAN JOSE, Calif., January 27, 2010—DSP Group, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications at home, announced today its results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter Results:

Revenues for the fourth quarter of 2009 were $54,720,000, a decrease of 24% from revenues of $71,551,000 for the fourth quarter of 2008. Net loss for the fourth quarter of 2009 was $2,871,000, as compared to net loss of $194,405,000 for the fourth quarter of 2008. Loss per share for the fourth quarter of 2009 was $0.13, as compared to a loss per share of $7.23 for the fourth quarter of 2008.

Year End Results:

Revenues for the year ended December 31, 2009 were $212,186,000, a decrease of 31% over 2008 revenues of $305,800,000. Net loss for 2009 was $8,436,000, compared to a net loss of $212,394,000 for 2008. Loss per share for 2009 was $0.36, compared to a loss per share of $7.48 for 2008.

Non-GAAP Results:

Non-GAAP net income and diluted EPS for the fourth quarter of 2009 were $2,827,000 and $0.12, respectively; a decrease of 29% from the non-GAAP net income of $3,987,000 and a decrease of 20% from the non-GAAP diluted earnings per share (EPS) of $0.15 for the fourth quarter of 2008. Non-GAAP net income and diluted EPS for the fourth quarter of 2009 excluded the impact of amortization of acquired intangible assets of $3,081,000 associated with the acquisition of the Cordless and VoIP Terminals business of NXP B.V. and equity-based compensation expenses of $2,617,000. Non-GAAP net income and diluted EPS for the fourth quarter of 2008 excluded the impact of amortization of acquired intangible assets of $5,654,000, associated with the acquisition; equity-based compensation expenses of $3,188,000; impairment of goodwill and other intangible assets of $181,534,000; unrealized losses related to certain available-for-sale marketable securities of $2,290,000 and the net tax effect of all items cited above along with valuation allowance of deferred tax assets of $5,726,000.

Non-GAAP net income and diluted EPS for the year ended December 31, 2009 were $3,258,000 and $0.14, respectively, representing a decrease of 76% from the non-GAAP net income of $13,816,000 and a decrease of 71% from the non-GAAP diluted EPS of $0.49 for the year ended December 31, 2008. Non-GAAP net income and diluted EPS for the year ended December 31, 2009 excluded the impact of amortization of acquired intangible assets of $12,258,000 associated with the acquisition; equity-based compensation expenses of $11,100,000; gains from realization of previously impaired available-for-sale securities of $531,000; a tax benefit of $3,488,000 resulting from a settlement agreement with the tax authorities and a tax benefit of $7,645,000 resulting from the reversal of certain income tax contingency reserves that were determined to be no longer needed due to the expiration of applicable limitation statutes.

Non-GAAP net income and diluted EPS for the year ended December 31, 2008 excluded the impact of amortization of acquired intangible assets of $22,853,000 associated with the acquisition; equity-based compensation expenses of $13,938,000; impairment of goodwill and other intangible assets of $181,534,000; unrealized losses related to certain available-for-sale marketable securities of $2,961,000; restructuring expenses of $1,870,000 associated with our cost cutting measures at various operating sites and the net tax effect of all items cited above along with valuation allowance of deferred tax assets of $3,054,000.

Ofer Elyakim, CEO of DSP Group, stated: “Our fourth quarter financial results were solid, and our cash flow from operations reached approximately $13 million during the quarter. We ended the year with $123 million in cash and equivalents, taking into consideration $20 million expended in the repurchase of our common stock from NXP and a tough market environment, our ability to generate $26 million in cash from operations in 2009 is a major achievement.

Moreover, the Consumer Electronic Show in January was a successful event for DSP Group. For the first time, several industry participants showed fully functional devices based on our XpandR product that support DECT and Wi-Fi connectivity.

As we look to 2010, we expect conditions in our major end markets, including Europe and the US, to improve. We project revenue growth of 10% for 2010 over 2009, reflecting a sharp recovery during the first quarter, as compared to the first quarter of 2009, and revenue generation from our new product categories throughout the year.”

The Company believes that the non-GAAP presentation of net income and diluted EPS presented in this press release is useful to investors in comparing results for the fourth quarter and year ended December 31, 2009 to the same period in 2008 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensations expenses are reflected on its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements about the company’s objective to resume revenue growth in 2010, a sharp recovery during the first quarter and revenue generation from new product categories. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise as a result of various factors, including the timing and ability of the market to recover and the corresponding recovery of DSP Group’s customers; unexpected delays in the introduction of new products; especially the new generation of multimedia products; fluctuations in gross margins associated with the sale of existing products; the impact of reductions in lead times and inventory levels by DSP Group customers and their customers; slower than expected change in the nature of residential communications domain; DSP Group’s inability to develop and produce new products at competitive costs and in a timely manner or failure of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2008 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

About DSP Group

DSP Group, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications at home. Delivering system solutions that combine semiconductors and software with reference designs, DSP Group enables consumer electronics (CE) manufacturers to cost-effectively develop new revenue-generating applications with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, and with a dominant share of the wireless home telephony market, DSP Group provides a broad portfolio of wireless chipsets integrating DECT, Wi-Fi, PSTN and VoIP technologies with state-of-the-art application processors. Enabling converged voice, audio, video and data connectivity across diverse consumer products – from cordless and VoIP phones to home gateways and connected multimedia screens – DSP Group proactively partners with CE manufacturers to shape the future of converged communications at home. For more information, visit www.dspg.com.

Earnings conference call

DSP Group has scheduled a conference call for 8:30 a.m. EDT today to discuss the financial results for the fourth quarter of 2009 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://ir.dspg.com./phoenix.zhtml?c=101665&p=irol-calendar.

If you cannot join the call, please listen to the replay, which will be available for one week after the call on DSP Group’s Web site or by calling the following numbers:

•	US Dial-In # 1-888-286-8010 (passcode: 89096148)

•	International Dial-In # 1-617-801-6888 (passcode: 89096148)

For more information, please contact Irit Jakoby; Tel: 1-408 240 6839

Email: irit.jakoby@dspg.com

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Product revenues and other	$54,720	$71,551	$212,186	$305,800
Cost of product revenues and other	33,339	43,350	133,590	191,811

Gross profit	21,381	28,201	78,596	113,989
Operating expenses:
Research and development	13,557	17,032	56,148	73,856
Sales and marketing	4,423	5,587	17,889	22,712
General and administrative	3,833	4,535	15,228	17,871
Amortization of intangible assets	3,081	5,654	12,258	22,853
Impairment of goodwill and other intangible assets	—	181,534	—	181,534
Restructuring costs	—	—	—	1,870

Total operating expenses	24,894	214,342	101,523	320,696

Operating loss	(3,513)	(186,141)	(22,927)	(206,707)
Other income:
Interest and other income (loss), net	559	(1,787)	2,857	160

Loss before provision for income taxes	(2,954)	(187,928)	(20,070)	(206,547)
Provision for income taxes (income tax benefit)	(83)	6,477	(11,634)	5,847

Net loss	$(2,871)	$(194,405)	$(8,436)	$(212,394)

Net loss per share:
Basic	$(0.13)	$(7.23)	$(0.36)	$(7.48)
Diluted	$(0.13)	$(7.23)	$(0.36)	$(7.48)

Weighted average number of shares of common stock used in the computation of:
Basic	22,901	26,892	23,655	28,387
Diluted	22,901	26,892	23,655	28,387

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME (NON-GAAP)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product revenues and other	$54,720	$71,551	$212,186	$305,800
Cost of product revenues and other	33,175	43,143	132,812	190,892

Gross profit	21,545	28,408	79,374	114,908
Operating expenses:
Research and development	12,410	15,409	50,895	66,608
Sales and marketing	4,029	5,183	16,116	21,017
General and administrative	2,921	3,581	11,932	13,795

Total operating expenses	19,360	24,173	78,943	101,420

Operating income	2,185	4,235	431	13,488
Other income:
Interest and other income, net	559	503	2,326	3,121

Income before provision for income taxes	2,744	4,738	2,757	16,609
Provision for income taxes (income tax benefit)	(83)	751	(501)	2,793

Net income	$2,827	$3,987	$3,258	$13,816

Net earnings per share:
Basic	$0.12	$0.15	$0.14	$0.49
Diluted	$0.12	$0.15	$0.14	$0.49

Weighted average number of shares of common stock used in the computation of:
Basic	22,901	26,892	23,655	28,387
Diluted	23,058	26,897	23,926	28,442

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
GAAP net loss	$(2,871)	$(194,405)	$(8,436)	$(212,394)

Equity-based compensation expense included in cost of product revenues	164	207	778	919
Equity-based compensation expense included in R&D	1,147	1,623	5,253	7,248
Equity-based compensation expense included in SG&A	1,306	1,358	5,069	5,771
Amortization of intangible assets related to NXP transaction	3,081	5,654	12,258	22,853
Impairment of goodwill and other intangible assets	—	181,534	—	181,534
Restructuring costs	—	—	—	1,870
Unrealized loss (realized gain) related to certain available-for-sale marketable securities	—	2,290	(531)	2,961
Reversal of income tax contingency reserve	—	—	(7,645)	—
Tax benefit resulting from settlement agreement with tax authorities	—	—	(3,488)	—
Tax benefit resulting from the above mentioned items	—	5,726	—	3,054
Non-GAAP net income	$2,827	$3,987	$3,258	$13,816

Non-GAAP diluted earnings per share	$0.12	$0.15	$0. 14	$0.49

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2009	December 31, 2008
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$37,986	$68,886
Restricted deposits	120	115
Marketable securities and cash deposits	19,567	12,449
Trade receivables, net	28,352	39,603
Inventories	12,427	14,098
Other accounts receivable	12,162	17,367
Deferred income taxes	178	306

Total current assets	110,792	152,824

Property and equipment, net	10,090	14,822

Long term marketable securities and cash deposits	65,392	40,051
Severance pay fund	9,521	7,286
Deferred income taxes	15	212
Intangible assets, net	20,473	32,728

Investment in affiliated companies	2,200	—
Long term prepaid expenses and lease deposits	1,286	1,331

	98,887	81,608

Total assets	$219,769	$249,254

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$18,309	$20,136
Other current liabilities	24,470	40,329

Total current liabilities	42,779	60,465
Accrued severance pay	10,572	8,008
Accrued pensions	929	1,675
Deferred tax liabilities	—	24
Other long term liabilities	—	455

Total long term liabilities	11,501	10,162
Stockholders’ equity:

Common stock	23	27
Additional paid-in capital	325,588	314,484
Accumulated other comprehensive income	2,174	51
Less – Cost of treasury stock	(123,359)	(107,749)
Accumulated deficit	(38,937)	(28,186)

Total stockholders’ equity	165,489	178,627

Total liabilities and stockholders’ equity	$219,769	$249,254